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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-102020

Prospectus Supplement
May 27, 2003
(To Prospectus Dated December 31, 2002)

$350,000,000

3.950% Notes due June 1, 2013

        Praxair, Inc. will pay interest on the notes on June 1 and December 1 of each year beginning December 1, 2003. We may redeem some or all of the notes at any time and from time to time by paying the greater of principal and accrued interest on the notes or a "Make-Whole Amount." There is no sinking fund for the notes. We will issue the notes only in denominations of $1,000 and integral multiples of $1,000.

	Per Note	Total
Public offering price(1)	99.656%	$348,796,000
Underwriting discounts	0.650%	$2,275,000
Proceeds, before expenses, to Praxair(1)	99.006%	$346,521,000

(1)
Plus accrued interest, if any, from May 30, 2003, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 30, 2003.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan

ABN AMRO Incorporated
Barclays Capital
Deutsche Bank Securities
Fleet Securities, Inc.
HSBC

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

        References to "we", "us," "our," the "Company," and "Praxair" are to Praxair, Inc. and its subsidiaries unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C., as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, where our common stock is listed under the symbol "PX." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus supplement and the accompanying prospectus.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

  •
  Current Report on Form 8-K dated February 21, 2003.

        You may request a copy of these documents at no cost by writing to us at the following address:

      Praxair, Inc.
      39 Old Ridgebury Road
      Danbury, Connecticut 06810-5113
      Attn: Assistant Corporate Secretary
      Telephone: (203) 837-2000.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The forward-looking statements contained in this prospectus supplement and the accompanying prospectus concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, projected capital and acquisition spending, the impact of required changes in accounting, the impact of accounting and other estimates, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These risk factors include the impact of changes in worldwide and national economies, the performance of stock markets, the cost and availability of electric power, natural gas and other materials, and the ability to achieve price increases to offset such cost increases, inflation in wages and other compensation, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which we operate as well as new accounting rules and practices.

        Although we believe that the expectations reflected in the forward-looking statements are responsible, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus supplement or to conform our prior statements to actual results.

THE COMPANY

        Praxair was the first company in the United States to produce oxygen from air using a cryogenic process. We have been, and continue to be, a major technological innovator in the industrial gases industry and have done much to create value for our customers by developing new applications for industrial gases and to open new markets by lowering the cost of supply.

        Praxair is the largest industrial gases company in North and South America and the third largest worldwide. The Company is also the world's largest supplier of carbon dioxide. Praxair's primary products for its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases), process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene), and the Company also designs, engineers and builds equipment that produces industrial gases (for internal use and external sale). The Company's surface technology segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Sales for Praxair were $5,128 million, $5,158 million and $5,043 million for 2002, 2001 and 2000, respectively, with industrial gases and related products and services accounting for 92% of sales in 2002, 2001 and 2000, and surface technologies accounting for the balance. For the quarterly period ended March 31, 2003 sales for the Company were $1,337 million.

        Gases produced by the Company find wide use in the aerospace, chemicals, electronics, energy, food & beverage, healthcare, manufacturing and metals industries. By using the gases that Praxair produces and, in many cases, the proprietary processes that it invents, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives. The Company has been and continues to be a major technological innovator in the industrial gases industry and, working with customers, has done much to increase the use of its industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5 times local industrial production growth in countries in which the Company does business.

        Praxair (including our predecessor companies) was founded in 1907 and was incorporated in Delaware in 1988. The Company's principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is (203) 837-2000.

USE OF PROCEEDS

        We will use the net proceeds from the sale of the notes of approximately $347 million to repay outstanding commercial paper and other short-term borrowings. Prior to their application, the proceeds may be invested in short-term investments. The indebtedness to be repaid with the proceeds of this offering was incurred for general corporate purposes. At May 22, 2003 our outstanding commercial paper and short-term borrowing bore interest at a weighted average interest rate of approximately 1.35% per annum and had maturities of up to 180 days.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was 3.9, 3.1, 2.7, 3.3 and 2.8, respectively. The ratio for the first quarter of 2003 was 4.4 based on the following amounts (in millions): adjusted earnings available for the payment of fixed charges of approximately $230 comprised of (a) earnings net of fixed charges of approximately $177 comprised of income of consolidated companies before provision for income taxes of $173, less capitalized interest of $(2), plus depreciation of capitalized interest of $3 and dividends from companies carried at equity of $3; and (b) fixed charges of approximately $53 comprised of interest on long-term and short-term debt of $42, plus capitalized interest of $2 and rental expense representative of an interest factor of $9; divided by fixed charges of approximately $53.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the senior debt securities included in the accompanying prospectus, to which description reference is hereby made.

        The notes will be our unsecured general obligations, will be issued under an indenture dated as of July 15, 1992 between Praxair, Inc. and U.S. Bank National Association, as the ultimate successor trustee to Bank of America, Illinois, will be limited to $350 million principal amount, will be issued only in book-entry form and will mature on June 1, 2013.

        The notes will bear interest from May 30, 2003 or from the most recent date to which interest has been paid or provided for, at the rate of 3.950% per year, payable semi-annually on June 1 and December 1 commencing on December 1, 2003 to the persons in whose names the notes are registered at the close of business on the preceding May 15 and November 15, respectively. The notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

        The notes are subject to defeasance under the conditions described in the accompanying prospectus, including the condition that an opinion of counsel be delivered with respect to the absence of any tax effect of any such defeasance to holders of the notes.

        Upon issuance, the notes will be represented by one or more global securities that will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. See "Description of Debt Securities—Global Debt Securities" in the accompanying prospectus.

        We may from time to time without the consent of the holders of the notes create and issue further notes having the same terms and conditions as these notes so that the further issue would be consolidated and form a single issue with these notes.

Optional Redemption

        We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

        "Make-Whole Amount," means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

        "Adjusted Treasury Rate" means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated "H.15 (519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) .15%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the indenture trustee after consultation with us.

        "Reference Treasury Dealer" means any of Banc of America Securities LLC and J.P. Morgan Securities Inc., and their respective successors and assigns, and two other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

UNDERWRITING

        Under the terms and subject to the conditions set forth in an underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$113,750,000
J.P. Morgan Securities Inc.	113,750,000
ABN AMRO Incorporated	24,500,000
Barclays Capital Inc.	24,500,000
Deutsche Bank Securities Inc.	24,500,000
Fleet Securities, Inc.	24,500,000
HSBC Securities (USA) Inc.	24,500,000

Total	$350,000,000

        The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are committed to purchase all of the notes if any are purchased.

        The underwriters propose to offer the notes initially to the public at the public offering price shown on the cover page hereof and to selling group members at that price less a selling concession of 0.400% of the principal amount of the notes. The underwriters and selling group members may reallow a discount of 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes the underwriters may change the offering price and other selling terms.

        We estimate that our expenses for this offering will be approximately $250,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that they currently intend to make a secondary market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such secondary market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, are engaging and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have received, are receiving and will receive customary compensation.

        Banc of America Securities LLC and J.P. Morgan Securities Inc. will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of Banc of America Securities LLC and J.P. Morgan Securities Inc. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and J.P. Morgan Securities Inc. based on transactions each such underwriter conducts through the system. Banc of America Securities LLC and J.P. Morgan Securities Inc. will make securities available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

EXPERTS

        The audited consolidated financial statements incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Praxair, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph describing the adoption of new accounting standards for goodwill in 2002 and for derivative instruments and hedging activities in 2001) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$1,375,000,000

PRAXAIR, INC.

Common Stock
Preferred Stock
and
Debt Securities

        We may offer, from time to time, in one or more series:

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  unsecured senior debt securities; and

  •
  unsecured subordinated debt securities.

        The securities:

  •
  will have a maximum aggregate offering price of $1,375,000,000;

  •
  will be offered at prices and on terms to be set forth in one or more prospectus supplements;

  •
  may be denominated in U.S. dollars or in other currencies or currency units;

  •
  may be offered separately or together with other securities as units, or in separate series; and

  •
  may be listed on a national securities exchange, if specified in the applicable prospectus supplement.

        The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,375,000,000.

        Our common stock is listed on the New York Stock Exchange under the symbol "PX".

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The securities may be sold from time to time directly, through agents or through underwriters and/or dealers. If any agent of the issuer or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used unless accompanied by a prospectus supplement.

The date of this prospectus is December 31, 2002.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement filed with the United States Securities and Exchange Commission by us. By using a shelf registration statement, we may sell up to $1,375,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information".

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The forward-looking statements contained in this prospectus and any prospectus supplement (including the documents incorporated herein or therein by reference) concerning development and commercial acceptance of new products and services, financial outlook, earnings growth, and other financial goals, involve risks and uncertainties, and are subject to change based on various factors. These forward looking statements are identified by the words "believe," "anticipate," "estimate," "project," "plan," "expect," "intend," "will likely result," or "will continue" or words of similar import. These include the impact of changes in worldwide and national economies, the cost and availability of electric power and other energy and the ability to achieve price increases to offset cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, changes in pension asset returns, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which we operate and other risks discussed in this prospectus (including information incorporated by reference), the applicable prospectus supplement (including information incorporated by reference) and our filings with the SEC.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

THE COMPANY

        Praxair was the first company in the United States to commercially produce oxygen from air using a cryogenic process. We have been, and continue to be, a major technological innovator in the industrial gases industry and have done much to create value for our customers by developing new applications for industrial gases and to open new markets by lowering the cost of supply. By using the gases that we produce and, in many cases, the proprietary processes that we invent, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives.

        Praxair is the largest industrial gases company in North and South America and the third largest worldwide. We are also the world's largest supplier of carbon dioxide. Our primary products for our industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases), process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene), and we also design, engineer and build equipment that produces industrial gases (for internal use and external sale). Our subsidiary, Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Total company sales were $5,158 million, $5,043 million and $4,639 million for 2001, 2000 and 1999, respectively, and $3,831 million for the nine months ended September 30, 2002, with industrial gases and related products and services accounting for 92% of sales in 2001, 2000 and 1999 and for the nine months ended September 30, 2002, and surface technologies accounting for the balance.

        Gases produced by us find wide use in the aerospace, chemicals, electronics, energy, food & beverage, healthcare, manufacturing and metals industries. We have done much to increase the use of our industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5 times local industrial production growth in countries in which we do business.

        We (including our predecessor companies) were founded in 1907 and were incorporated in Delaware in 1988. Our principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is (203) 837-2000.

USE OF PROCEEDS

        Except as otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale or sales of our securities for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, working capital increases and capital expenditures, and acquisitions of companies in a similar line of business. Prior to their application, the proceeds may be invested in short-term investments. Reference is made to our financial statements incorporated by reference herein for a description of the terms of our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES
AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2000	1999	1998	1997	2002
Ratio of Earnings to Fixed Charges(a)	3.1	2.7	3.3	2.8	3.2	3.8
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(b)	3.1	2.6	3.2	2.7	3.1	3.8

(a)
For the purpose of computing the ratio of earnings to fixed charges, earnings are comprised of income of consolidated companies before provision for income taxes, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges. Fixed charges are comprised of interest on long-term and short-term debt plus capitalized interest and rental expense representative of an interest factor.

(b)
For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings are comprised of income of consolidated companies before provision for income taxes, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges as defined in (a). Combined fixed charges and preferred stock dividends are comprised of fixed charges as defined in (a) plus the amount of pre-tax income needed to provide an after-tax income amount equal to the amount of preferred stock dividends.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

        Under the Restated Certificate of Incorporation of the Company the total number of shares of all classes of stock that the Company has authority to issue is 525,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share, and 500,000,000 may be shares of common stock, par value $.01 per share. As of September 30, 2002, 173,514,977 shares of our common stock were issued (of which 161,712,423 shares were outstanding and 11,802,554 shares were held in treasury) and 27,784,426 shares reserved for issuance pursuant to employee benefit plans.

Common Stock

        Holders of the Company's common stock are entitled to receive ratably dividends, if any, subject to the prior rights of holders of outstanding shares of preferred stock, as are declared by the board of directors of the Company out of the funds legally available for the payment of dividends. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share of common stock on each matter submitted to a vote of a meeting of stockholders. The common stock does not have cumulative voting rights in the election of directors.

        In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after all liabilities and liquidation preference, if any, of preferred stock have been paid in full, the holders of the Company's common stock are entitled to receive any remaining assets of the Company.

        The Company's common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Each outstanding share of the Company's common stock is accompanied by a right to purchase one one-hundredth of a share of participating preferred stock at a price of $300 subject to certain anti-dilution adjustments. This right is described in more detail below under the heading "Rights Agreement".

        The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the board of directors of the Company is authorized to determine, without any further action by the holders of the Company's common stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the board of directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company's common stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company's common stock currently issued and outstanding.

        The transfer agent and registrar for the shares of our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

Preferred Stock

        The Company's board of directors may issue up to 25,000,000 shares of preferred stock in one or more series and, subject to the Delaware corporation law, may:

  •
  fix the rights, preferences, privileges and restrictions of the preferred stock;

  •
  fix the number of shares and designation of any series of preferred stock; and

  •
  increase or decrease the number of shares of any series of preferred stock but not below the number of outstanding shares.

        The Company's board of directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stockholders, and the board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of the Company.

        At September 30, 2002, no shares of our preferred stock, series A, and no shares of our preferred stock, series B, were outstanding.

        If the Company offers any series of preferred stock, whether separately, or together with, or upon the conversion of, or in exchange for, other securities, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

  •
  the designation;

  •
  the number of authorized shares of the series in questions;

  •
  voting rights, if any;

  •
  the dividend rate, period and/or payment dates or method of calculation;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company's affairs;

  •
  any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

  •
  the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

  •
  any redemption provisions;

  •
  any sinking fund provisions; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

No Preemptive Rights

        No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

Rights Agreement

        Pursuant to a stockholder protection rights agreement, dated as of June 30, 2002, holders of the Company's common stock as of June 28, 2002 received on July 1, 2002 one stockholder protection right for every share of common stock that they held on June 28, 2002. Each share of common stock of the Company issued after the close of business on June 28, 2002 also will be issued one corresponding right. The rights are evidenced by the Company's common stock certificates. After the separation time, which is described below, each right will entitle the holder to purchase from the Company one one-hundredth of a share of participating preferred stock, no par value, at a purchase price of $300 per interest, subject to adjustment. The rights also entitle holders to acquire common stock of an acquiror in the circumstances described below.

        The rights serve as an anti-takeover device and encourage third parties who may be interested in acquiring the Company to negotiate directly with our board of directors. The rights will not prevent a takeover of the Company. However, as described below, the rights may cause substantial dilution to a person or group that acquires 15% or more of the Company's common stock unless the rights are first redeemed by our board of directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the rights may be redeemed on or prior to the close of business on the flip-in date that is described below, before the consummation of such a transaction.

        The terms of the rights are included in the rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The description below is a summary of certain of the provisions of the rights agreement, and is qualified in its entirety by reference to the rights agreement.

Events causing the exercisability of the rights

        The rights will become exercisable upon the occurrence of the "separation time", which is defined in the rights agreement as the earlier to occur of:

  •
  the tenth business day (or a later date as determined by the board of directors of the Company) after the date on which any person commences a tender or exchange offer which, if consummated, would result in that person's becoming an "acquiring person" under the rights agreement, which generally means a person or group that has become the beneficial owner of 15% or more of the Company's outstanding common stock, and

  •
  the "flip-in date", which is the tenth business day after the first date (or a later date as determined by the board of directors of the Company) of

  •
  a public announcement by the Company that any person has become an acquiring person or

  •
  the date and time on which any acquiring person becomes the beneficial owner of more than 25% of the outstanding shares of the Company's common stock.

        Until the separation time, the rights may be transferred only with the Company's common stock.

The Company's board of directors may redeem or exchange the rights

        The Company's board of directors may redeem the rights at a price of $.001 per right at any time prior to the close of business on a flip-in date.

        In the event that a flip-in date occurs prior to the expiration of the rights, each right (other than rights owned by an acquiring person, its affiliates or transferees, which will become void) will thereafter constitute the right to receive, upon exercise for the exercise price of $300, subject to adjustment, that number of shares of the Company's common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price. However, the Company's board of directors may exchange the rights (other than rights owned by the acquiror, which will become void) at any time after a flip-in date, in whole or in part, at an exchange ratio per right equal to one times the exercise price.

        Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a stockholder of the Company, including, for example, the right to vote or to receive dividends.

Exercise of rights for shares of an acquiring company

        If before the expiration of the rights the Company enters into, consummates or permits to occur a transaction or series of transactions on or after a flip-in date in which, directly or indirectly:

  •
  the Company will consolidate, merge or participate in a share exchange with any other person if, at the time of that transaction, an acquiring person is the beneficial owner of 90% or more of the outstanding shares of the Company's common stock or controls the board of directors of the Company and either

    •
    any term of or arrangement concerning the treatment of shares of capital stock in that transaction relating to the acquiring person is not identical to the terms and arrangements relating to other holders of the Company's common stock or

    •
    the person with whom such transaction occurs is the acquiring person (or one of its affiliates or associates), or

  •
  the Company or a subsidiary sells or otherwise transfers more than 50% of its assets or assets that generate more than 50% of the operating income or cash flow of the Company and its subsidiaries to any other person or group and, at the time the Company enters into an agreement with respect to such a transaction, the acquiring person or its affiliates or associates controls the board of directors of the Company, then the Company must take all required actions so that upon consummation or occurrence of the transaction:

  •
  each right will thereafter constitute the right to purchase from the acquiring entity that number of shares of common stock of the acquiring entity having an aggregate market price on the date of the transaction equal to twice the exercise price of the right, for an amount in cash equal to the then current exercise price of the right, and

  •
  the acquiring person will thereafter be liable for, and assume, all the obligations and duties of the Company pursuant to the rights agreement.

Adjustments to exercise price

        The exercise price for each right and the number of shares of participating preferred stock (or other securities or property) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

Amendments to terms of the rights

        Any of the provisions of the rights agreement may be amended by the Company's board of directors prior to the close of business on the flip-in date. After the rights are no longer redeemable, the provisions of the rights agreement may be amended by the Company's board of directors in order to cure any ambiguity, defect or inconsistency, or to make changes that do not adversely affect the interests of holders of rights.

Redemption

        The board of directors of the Company may, at its option, at any time prior to the close of business on the flip-in date, redeem all (but not less than all) the then outstanding rights at a price of $.001 per right. The rights will then terminate immediately and each right, whether or not previously exercised, will thereafter represent only the right to receive the redemption price in cash or securities, as determined by the board of directors.

Term

        The rights will expire at the close of business on June 30, 2012, unless earlier redeemed, exercised or exchanged by the Company as described above.

DESCRIPTION OF DEBT SECURITIES

        Senior Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in one or more series, under an Indenture dated July 15, 1992 (the "Senior Indenture") between the Company and State Street Bank and Trust Company as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), as trustee (the "Senior Trustee"), which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

        Subordinated Debt Securities may be issued either separately, or together with, or upon the conversion or, or in exchange for, other securities, from time to time in series under an indenture (the "Subordinated Indenture") between the Company and a trustee to be identified in the related prospectus supplement (the "Subordinated Trustee"). The Subordinated Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." The following statements under this caption are summaries of certain provisions contained or, in the case of the Subordinated Indenture, to be contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the prospectus supplement applicable to such series.

        At September 30, 2002, approximately $2,275 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture and there were no Subordinated Debt Securities outstanding under the Subordinated Indenture.

General

        Each Indenture provides or, in the case of the Subordinated Indenture, will provide for the issuance of Debt Securities in one or more series with the same or various maturities. Neither Indenture limits the amount of Debt Securities that can be issued thereunder and each provides that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities will be unsecured.

        Reference is made to the prospectus supplement for the following terms, if applicable, of the Debt Securities offered thereby:

  (1)
  the designation, aggregate principal amount, currency or composite currency and denominations;

  (2)
  the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

  (3)
  the maturity date and other dates, if any, on which principal will be payable;

  (4)
  the interest rate (which may be fixed or variable), if any;

  (5)
  the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  (6)
  the manner of paying principal or interest;

  (7)
  the place or places where principal and interest will be payable;

  (8)
  the terms of any mandatory or optional redemption by the Company;

  (9)
  the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

  (10)
  the terms of any redemption at the option of holders;

  (11)
  whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa;

  (12)
  whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary for any global Debt Security;

  (13)
  any tax indemnity provisions;

  (14)
  if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments;

  (15)
  the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

  (16)
  whether and upon what terms Debt Securities may be defeased;

  (17)
  any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indentures;

  (18)
  provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and

  (19)
  any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

        If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, any material risks relating to an investment in such Debt Securities will be described in the prospectus supplement relating to that series.

        Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt securities, as specified in the terms of the series. Unless otherwise indicated in the applicable prospectus supplement, registered Debt Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Debt Securities will be issued in denominations of $5,000 and whole multiples thereof. The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. Unless otherwise indicated in the prospectus supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the prospectus supplement as being represented by global Debt Securities will be as set forth below under "Global Debt Securities."

        In connection with its original issuance, no bearer Debt Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Debt Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(iii). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as "registration-required" obligations under United States law.

        For purposes of this prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the prospectus supplement relating thereto.

        To the extent set forth in the applicable prospectus supplement, except in special circumstances set forth in the applicable Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

        Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Debt Securities and the coupons related thereto will be transferable by delivery.

        Debt Securities may be issued under the Indentures as Discounted Debt Securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the applicable prospectus supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

Ranking of Debt Securities

        The Senior Debt Securities will be unsecured and will rank on a parity with other unsecured and unsubordinated debt of the Company.

        At September 30, 2002, the Company had outstanding approximately $2,627 million in long-term debt (net of current maturities) consisting of Senior Indebtedness (as defined below).

        The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether or not contingent and whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations of the Company with respect to letters of credit; and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Securities; or (iii) any indebtedness or obligation incurred by the

Company in connection with the purchase of assets, materials or services in the ordinary course of business and which constitutes a trade payable.

        The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

        The Subordinated Indenture will provide that where notice of certain defaults in respect of Senior Indebtedness has been given to the Company, no payment with respect to the principal of or interest on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

Certain Covenants

        The Senior Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless otherwise stated in the applicable prospectus supplement.

        The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Because secured debt ranks ahead of unsecured debt with respect to the assets securing such secured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

        Unless otherwise indicated in a prospectus supplement, the covenants contained in the Senior Indenture and the Senior Debt Securities do not afford holders of the Senior Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Senior Debt Securities.

Definitions

        "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Senior Debt Securities under the Senior Indenture. Such average shall be weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Discounted Senior Debt Securities, the amount of principal that would be due as of the date of determination if payment of the Senior Debt Securities were accelerated on that date.

        Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

        "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on long-term Debt) and (b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (9) of the "Limitation on Liens" covenant of the Senior Indenture.

        "Debt" means any debt for borrowed money or any guarantee of such a debt.

        "Lien" means any mortgage, pledge, security interest or lien.

        "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

        "Principal Property" means (i) any manufacturing facility, whether now or hereafter owned, located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary. At December 31, 2001, our Principal Properties were our production facilities in Northern Indiana (air separation/hydrogen/carbon dioxide), Houston, Texas (air separation) and Detroit, Michigan (air separation/hydrogen), and, to the extent owned by us, Gulf Coast (hydrogen/carbon monoxide) and Louisiana (hydrogen/carbon monoxide).

        "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

        "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

        "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

        "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

        "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

        "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

Limitation on Liens

        The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Principal Property to secure a Debt unless:

  1.
  the Lien equally and ratably secures the Senior Debt Securities and the Debt. The Lien may equally and ratably secure the Senior Debt Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Senior Debt Securities;

  2.
  the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

  3.
  the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

  4.
  the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

  5.
  the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

  6.
  the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

  7.
  the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

  8.
  the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

  9.
  the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant of the Senior Indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

        In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time. At September 30, 2002, Consolidated Net Tangible Assets were approximately $5,450 million. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

Limitation on Sale and Leaseback

        The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

  1.
  the lease has a term of three years or less;

  2.
  the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

  3.
  the Company or a Restricted Subsidiary under clauses (2) through (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

  4.
  the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

  5.
  the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt of the Company that is subordinated to the Senior Debt Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

        In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Limitation on Debt of Restricted Subsidiaries

        The Company will not permit any Restricted Subsidiary to incur any Debt unless:

  1.
  such Restricted Subsidiary could create Debt secured by Liens in accordance with the "Limitation on Liens" covenant in an amount equal to such Debt, without equally and ratably securing the Senior Debt Securities;

  2.
  the Debt is owed to the Company or another Restricted Subsidiary;

  3.
  the Debt is Debt of a corporation at the time the corporation becomes a Restricted Subsidiary;

  4.
  the Debt is Debt of a corporation at the time the corporation merges into or consolidates with a Restricted Subsidiary or at the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to a Restricted Subsidiary;

  5.
  the Debt is incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Restricted Subsidiary. The Debt may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property;

  6.
  the Debt is incurred for the purpose of extending, renewing or replacing in whole or in part Debt permitted by any of clauses (1) through (5); or

  7.
  the Debt plus all other Debt of Restricted Subsidiaries at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt permitted by any of clauses (1) through (6) and (b) Debt incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Debt was incurred.

Successor Obligor

        The Indentures provide or, in the case of the Subordinated Indenture, will provide that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons pertaining thereto; (3) immediately after the transaction no default exists; and (4) if, as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant of the Senior Indenture, the Company or such person secures the Senior Debt Securities equally and ratably with or prior to all obligations secured by the Lien.

        The successor will be substituted for the Company, and thereafter all obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons shall terminate.

Exchange of Securities

        Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

        To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Defaults and Remedies

        An "event of default" with respect to any series of Debt Securities will occur if:

  1.
  the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the default continues for a period of 10 days;

  2.
  the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

  3.
  the Company defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

  4.
  the Company pursuant to or within the meaning of any Bankruptcy Law:

  •
  commences a voluntary case,

  •
  consents to the entry of an order for relief against it in an involuntary case,

  •
  consents to the appointment of a custodian for it or for all or substantially all of its property, or

  •
  makes a general assignment for the benefit of its creditors;

  5.
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  •
  is for relief against the Company in an involuntary case,

  •
  appoints a custodian for the Company or for all or substantially all of its property, or

  •
  orders the liquidation of the Company;

  6.
  and the order or decree remains unstayed and in effect for 60 days; or

  7.
  any other event of default provided for in the series.

        The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

        A default under clause (3) is not an event of default until the applicable Debt Trustee or the holders of at least 25% in principal amount of the series notify the Company of the default and the Company does not cure the default within the time specified after receipt of the notice. The applicable Debt Trustee may require indemnity satisfactory to it before it enforces the applicable Indenture or the Debt Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the applicable Debt Trustee in its exercise of any trust or power. A Debt Trustee may withhold from holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

        The Indentures do not have or, in the case of the Subordinated Indenture, will not have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an event of default.

Amendments and Waivers

        Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted

Debt Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable, (6) waive any default in payment of interest on or principal of a Debt Security or (7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent. Without the consent of any holder, the applicable Indenture, the Debt Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Debt Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

        Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the applicable Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an event of default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants."

        To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the applicable Debt Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the series. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

Global Debt Securities

        Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Debt Securities of a series are to be issued as global Debt Securities, one or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Securities.

        Ownership of beneficial interests in global Debt Securities will be limited to participants and to persons that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Debt Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

        Unless otherwise indicated in a prospectus supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a global Debt Security will be made to the depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the applicable Indenture. Neither the Company or the applicable Debt Trustee, nor any agent of the Company or the applicable Debt Trustee, will have any responsibility or liability for any acts or omissions of the depositary for any records of the depositary relating to beneficial ownership interests in any global Debt Security for any transactions between a depositary and beneficial owners.

        Upon receipt of any payment of principal of or any premium or interest on a global Debt Security, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

        Unless otherwise stated in a prospectus supplement, global Debt Securities will not be transferred except as a whole by the depositary to a nominee of the depositary. Global Debt Securities will be exchangeable only if (i) the depositary notifies the Company that it is unwilling or unable to continue as depositary for such global Debt Securities or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such global Debt Securities shall be exchangeable for definitive Debt Securities in registered form, or (iii) an event of default with respect to the series of Debt Securities represented by such global Debt Securities has occurred and is continuing. Any global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Debt Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the depositary holding such global Debt Security shall direct. Subject to the foregoing, the global Debt Security is not exchangeable, except for a global Debt Security of like denomination to be registered in the name of the depositary or its nominee.

        So long as the depositary for global Debt Securities of a series, or its nominee, is the registered owner of such global Debt Securities, such depositary or such nominee, as the case may be, will be considered the sole holder of Debt Securities represented by such global Debt Securities for the purposes of receiving payment on such global Debt Securities, receiving notices and for all other purposes under the applicable Indenture and such global Debt Securities. Except as provided above, owners of beneficial interests in global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global Debt Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Debt Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in a prospectus supplement relating to Debt Securities of a series to be issued as global Debt Securities, The Depository Trust Company will be the depositary. DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Debt Securities), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement and a supplemental indenture. Those terms may include provisions for conversion or exchange, whether mandatory, at the option of the holders or at our option.

Trustee

        State Street Bank and Trust Company, as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), will act as Senior Trustee for Debt Securities issued under the Senior Indenture. The Subordinated Trustee for Debt Securities issued under the Subordinated Indenture will be identified in the related prospectus supplement. The Senior Trustee is one of several banks which provide credit and banking services to the Company.

PLAN OF DISTRIBUTION

        The Company may sell securities in any of the following ways:

  (1)
  through underwriters or dealers;

  (2)
  directly to one or more purchasers;

  (3)
  through agents or

  (4)
  through a combination of any such methods of sale.

        Any of these underwriters, dealers or agents may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

        If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The securities may be sold directly by the Company or through agents designated by the Company from time to time. The prospectus supplement with respect to any securities sold in this manner will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

        If dealers are utilized in the sale of any securities, the Company will sell the securities to the dealers, as principals. Any dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

        If so indicated in the prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

        In connection with the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise effect the price of the securities. Specifically, the underwriters may overallot in connection with the offerings of the securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, securities in the open market to cover syndicate shorts or to stabilize the price of the securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the securities in the offering of the securities, if the syndicate repurchases previously distributed securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        It has not been determined whether any securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any securities. The Company cannot predict the activity of trading in, or liquidity of, any securities.

        Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

LEGAL MATTERS

        Certain legal matters in connection with the securities will be passed upon for the Company by Cahill Gordon & Reindel, New York, New York, and for the agents, underwriters and dealers by Davis Polk & Wardwell of New York, New York.

EXPERTS

        The audited consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Praxair, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adoption of new accounting standards for derivative instruments and hedging activities in 2001 and for costs of start-up activities in 1999) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities and Exchange Age of 1934. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or at our web site at http://www.praxair.com. You may also read and copy any document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed under the symbol "PX." You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330 for further information about the public reference rooms.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about us and the securities, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents is a summary and you should refer to the copy of that document filed as an exhibit to the registration statement with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

  •
  Our Current Reports on Form 8-K dated April 23, 2002, June 13, 2002 and August 12, 2002.

  •
  Our Registration Statement on Form 8-A dated June 27, 2002.

        You may request a copy of any or all of the documents that we have incorporated by reference at no cost by writing to or calling us at the following address:

Praxair, Inc. 39 Old Ridgebury Road Danbury, Connecticut 06810-5113 Attn: Assistant Corporate Secretary Telephone: (203) 837-2000.

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ABOUT THIS PROSPECTUS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
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WHERE YOU CAN FIND MORE INFORMATION
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